EXHIBIT 10.39

Tennessee Valley Authority, 1101 Market Street, Chattanooga, Tennessee 37402-2801

September 17, 2018

Mr. Timothy S. Rausch
4201 East Wyndemere Circle Schnecksville, Pennsylvania 18078

Dear Mr. Rausch:

I am pleased to offer you the position of Senior Vice President and Chief Nuclear Officer with the Tennessee Valley Authority ("TVA"). This position is responsible for managing and directing the operations of all TVA nuclear sites.

Upon employment in this position, TVA will provide you an annual salary of $520,000, which will be payable on a biweekly basis.

Additionally, you will be included as a participant in TVA's Executive Annual and Long-Term Incentive Plans. Under the Annual Incentive Plan, your annual incentive opportunity will be 70 percent of your annual salary beginning in fiscal year 2019 (October 1, 2018 through September 30, 2019). Actual award amount will be based on achievement of goals established at the beginning of the performance period.

Under the Long-Term Incentive Plan, you will receive a Long-Term Performance grant of $404,250 for the FY 2019 - FY 2021 performance cycle. The full amount will vest on September 30, 2021. Actual long-term performance award amounts will be based on scorecard results.

You will receive a Retention grant of $173,250 for the three-year period FY 2019 - FY 2021. This grant will vest in 1/3 increments: $57,750 on September 30, 2019, $57,750 on September 30, 2020, and $57,750 on September 30, 2021. Eligibility for each award payment requires that you be employed by TVA on the vesting date for that payment.

Annual and long-term performance incentive awards are generally paid out in the first quarter of the fiscal year following the fiscal year in which they are earned.

Due to the nature of this position, you will also be included as a participant in TVA's Supplemental Executive Retirement Plan (SERP) at the Tier 2 level. A general outline of how the SERP calculation works has been provided to you to use in your consideration of this offer.

In connection with your move to Tennessee, TVA will pay for the actual and reasonable travel and moving expenses, including a five day house hunting trip, 60 days of temporary living allowance, home closing costs, and all reasonable and customary expenses for you and your immediate family available for a period of two years from your start date. TVA's relocation services program will also be available to assist you in the sale of your present home including the TVA Home Buyout program for a period of two years from your start date. These relocation benefits must be repaid.in full to TVA if, within three years of the effective date of your employment, (i) you voluntarily terminate employment unless the separation is for reasons beyond your control and acceptable to TVA, or (ii) if you are terminated for cause.

In addition to relocation, TVA will provide you a recruitment and relocation incentive payment in the total amount of $300,000, which will be paid to you in two lump sum payments, less any applicable taxes and withholdings. The first payment of $200,000 will be made as soon as practical following the commencement of your employment and the second payment of $100,000 will be made one year following your date of employment. The first recruitment and relocation incentive payment must be repaid in full to TVA if, within two years of the effective date of your employment, (i) you voluntarily terminate employment unless the separation is for reasons beyond your control and acceptable to TVA, or (ii) you are terminated for cause. The second payment must be repaid in full to TVA if, within the third year of employment, (i) you voluntarily terminate employment unless the separation is for reasons beyond your control and acceptable to TVA, or (ii) you are terminated for cause.

TVA will also enter into a performance incentive arrangement with you that will provide two cash awards based on an evaluation of your performance. You will be eligible to receive the first payment of up to $250,000 on September 30, 2019, and the second payment of up to $350,000 on September 30, 2020, less any applicable taxes and withholdings. These awards will be based on an evaluation of your performance, which may be subjective and/or based on achievement of established goals.

For purposes of this offer letter, termination "for cause" shall be defined as termination as a result of any act on your part resulting in or involving any of the following: (1) insubordination, intentional neglect of duties, or refusal to cooperate with investigations of your or TVA's business practices; (2) criminal indictment or conviction of a felony or crime of moral turpitude;

or (3).misconduct involving dishonesty, fraud, or gross negligence that directly results in significant economic or reputational harm to TVA.

During your employment, you will be eligible to participate in all TVA-sponsored employee benefits plans and qualified retirement plans available to new management and specialist employees at TVA. Information and materials regarding these plans, including the benefits provided under them, will be provided to you.

Our employment staff will contact you and coordinate a reporting date and the in-processing activities with you. Your employment will be subject to the usual employment procedures and satisfactory results of a security investigation, which will include a drug screen.

TVA is committed to the highest ethical standards. If you accept this offer of employment, as an employee, you will be covered by the criminal conflict of interest statutes and the Standards of Ethical Conduct for Employees of the Executive Branch, and you will be required to complete new employee ethics training within three months of your hire date. A TVA Ethics official will schedule a time to meet with you personally after your arrival and provide an overview of the ethics requirements for executives. This position is also covered by public financial disclosure requirements, and you will be required to complete a new entrant public financial disclosure report within 30 days of your hire date. You may contact TVA's ethics office for additional information on applicable ethics requirements at 865-632-3199 or ethics@tva.gov.

If you have questions, or if I can be of assistance in any way, please do not hesitate to call me at
(423) 751-8584. We look forward to your acceptance and joining the TVA team.

Please sign below indicating your acceptance of this offer. Sincerely,
/s/ Susan E. Collins
Susan E. Collins
Senior Vice President and CHRO

/s/ Timothy S. Rausch         9/18/18
Timothy S. Rausch         Acceptance Date